Exhibit 5.12
[LETTERHEAD OF SPROULE ASSOCIATES LIMITED]
November 6, 2007
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
The Manitoba Securities Commission
Ontario Securities Commission
Autorité des marchés financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Prince Edward Island Securities Office
Securities Commission of Newfoundland and Labrador
Yukon Registrar of Securities
Northwest Territories Registrar of Securities
Nunavut Registrar of Securities
Toronto Stock Exchange
New York Stock Exchange
United States Securities and Exchange Commission
Dear Sirs:
Re:     Teck Cominco Limited, Consent of Expert
In connection with the Short Form Prospectus of Teck Cominco Limited dated November 5, 2007 (the “Prospectus”), we hereby consent to the use of our firm name in connection with references to our firm’s involvement in auditing an estimate of contingent bitumen resources of the Fort Hills project. (the “Estimate”) and to the use of the Estimate, or portions thereof, in Teck Cominco Limited’s Prospectus.
We have read the Prospectus of Teck Cominco Limited and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Estimate or that are within our knowledge as a result of the preparation of the Estimate.

Sincerely, SPROULE ASSOCIATES LIMITED
/s/ Keith MacLeod
R. Keith MacLeod, P.Eng.
President